DLA Piper (Canada) LLP Suite 2800, Park Place 666 Burrard St Vancouver BC V6C 2Z7 www.dlapiper.com

November 6, 2020	File Number: 104764-00004

DELIVERED BY EMAIL

Metalla Royalty & Streaming Ltd. 543 Granville Street, Suite 501 Vancouver, BC V6C 1X8

Dear Sirs/Mesdames:

Re: Metalla Royalty & Streaming Ltd. (the "Company") - Registration Statement on Form S-8

We are Canadian counsel to the Company in connection with the preparation and filing with the United States Securities and Exchange Commission of a registration statement (the "Registration Statement") on Form S-8 under the United States Securities Act of 1933 (the "Act").

We understand that the purpose of the Registration Statement is to register up to a maximum of 1,032,407 common shares of the Company (the "Shares") pursuant to the following:

(a) the exercise of stock options ("Options") granted or to be granted pursuant to the Company's share compensation plan, as amended (the "Plan"); and

(b) the vesting of restricted share units ("RSUs") awarded or to be awarded pursuant to the Plan.

The Plan was originally approved by the board of directors of the Company (the "Board") by way of consent resolutions dated September 24, 2019 (the "Authorizing Resolutions") and by the shareholders of the Company (the "Shareholders") at the Company's annual general meeting of shareholders held on November 6, 2019 ("2019 AGM"). The Board, by way of consent resolutions dated September 22, 2020 (the "Amending Resolutions"), approved an amendment of the Plan to increase the total number of RSUs available for award thereunder to 800,000 RSUs (the "Proposed Amendment"). The Shareholders voted in favour of the Proposed Amendment at the Company's annual meeting of shareholders held on November 4, 2020 (the "2020 AGM").

1. SCOPE OF ENQUIRY/DOCUMENTATION

In connection with giving the opinions expressed below, we have reviewed and examined the following documents:

(a) a certificate of an officer of the Company dated November 4, 2020, as to: (i) the approval by the Board of the Plan, including the issuance of the Shares pursuant to the provisions of the Plan, and appending certified copies of the Consent Resolutions and Amending Resolutions; and (ii) the approval of the Plan by the Shareholders and appending certified copies of the minutes of the 2019 AGM and 2020 AGM at which the approvals were obtained; and

(b) a certified copy of the Plan and all exhibits thereto.

For the purposes of these opinions, we have also considered such statutes, regulations and questions of law and examined and relied upon the corporate records of the Company maintained by us (the "Corporate Records"), certificates, and other documents which have been made available to us by the Company and have made such other examinations, searches and investigations as we have considered necessary. We have examined and have relied upon such certificates of public officials and officers of the Company, all as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed.

2. ASSUMPTIONS AND RELIANCES

For the purposes of this opinion letter, we have assumed:

(a) the completeness of the Corporate Records;

(b) the legal capacity of all natural persons executing, the genuineness of all signatures on, and the authenticity and completeness of, all documents reviewed by us;

(c) the conformity with original documents of any documents reviewed by us as copies or true, certified, conformed, photostatic or electronically transmitted copies;

(d) as to the various questions of fact relevant to the opinions expressed herein, including with regards to the opinions set out in Sections 3(a) and 3(b) below, we have relied upon, and assume the accuracy of the representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the applicable documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by the Company and will comply with all applicable laws and that any Shares issued on the exercise of Options or vesting of RSUs, as the case may be, will be exercised or vested in accordance with the terms governing such Option or RSU, the Plan and the terms of the applicable grant; and

(e) that whenever our opinion refers to shares of the Company issued as being "non-assessable", such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise; and no opinion is expressed as to the adequacy of any consideration received.

3. OPINIONS

Based and relying upon, and subject to the foregoing, and subject to the qualifications and limitations set out below we are of the opinion that the 1,032,407 Shares reserved by the Company for issuance upon:

(a) the exercise of Options granted pursuant to the Plan will, upon the due and valid exercise by the holder of each such Option in accordance with the terms and conditions of the applicable Option grant, the receipt by the Company of payment in full for each such Share to be issued and the issuance of such Shares in accordance with the terms governing such Option and the Plan, be validly issued as fully paid and non-assessable common shares of the Company; and

(b) the vesting of RSUs awarded pursuant to the Plan will, upon the award of RSUs in accordance with the terms of the Plan,  the due and valid vesting of each such RSU in accordance the terms of the applicable RSU grant and the terms of the Plan and the issuance of such Shares in accordance with the terms governing such RSUs and the Plan, be validly issued as fully paid and non-assessable common shares of the Company.

4. QUALIFICATIONS AND LIMITATIONS

The foregoing opinions are further subject to the following qualifications:

(a) our opinion is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein;

(b) our opinion is given to you as of the date hereof and is based on legislation, regulations, orders and rulings in effect on the date hereof. We disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this Opinion.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

DLAPiper (Canada) LLP